PROSPECTUS

                                1,000,000 SHARES

                                 CEPHALON, INC.
                                  COMMON STOCK

                            ------------------------

     Under this prospectus, H. Lundbeck A/S may offer and sell 1,000,000 shares of common stock of Cephalon, Inc. We will not receive any of the proceeds of sales by Lundbeck.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CEPH." On January 18, 2000 the last reported closing price of our common stock was $37.06 per share.

     YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST. SEE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN INVESTING IN THE SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 24, 2000
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                               TABLE OF CONTENTS

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Our Company.................................................     1
Risk Factors................................................     2
Use of Proceeds.............................................     9
Selling Stockholder.........................................    10
Plan of Distribution for the Resale of the Shares...........    10
About this Prospectus.......................................    11
Where You Can Find More Information.........................    11
Forward-Looking Statements..................................    12
Legal Opinion...............................................    12
Experts.....................................................    12
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                                  OUR COMPANY

     Cephalon, Inc. is a biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders and cancer.

     In December 1998, we received approval from the United States Food and Drug Administration to market PROVIGIL(R), generically called modafinil, Tablets [C-IV] for treating excessive daytime sleepiness associated with narcolepsy. PROVIGIL is Cephalon's first approved product in the United States. We initiated sales of PROVIGIL in the United States in February 1999 with a field sales force of 45 representatives calling on neurologists and sleep specialists. In June 1999, we entered into a collaboration agreement with Abbott Laboratories, Inc. to market and further develop GABITRIL(R), generically called tiagabine hydrochloride, which is a treatment for epilepsy. In connection with this collaboration, we doubled the size of our United States sales force to 90 representatives.

     We began marketing PROVIGIL in the United Kingdom in March 1998 and in the Republic of Ireland in February 1999 through our United Kingdom-based sales organization. We recently initiated promotion of PROVIGIL in Austria. Additionally, we have rights to commercialize PROVIGIL in Italy and Switzerland, and applications seeking marketing approval have been filed in those countries. We also have commercial rights to PROVIGIL in Mexico and we are collaborating with a corporate partner in Japan to commercialize PROVIGIL in that country.

     We have initiated clinical studies exploring the utility of PROVIGIL in treating excessive daytime sleepiness and fatigue associated with disorders other than narcolepsy, such as obstructive sleep apnea and multiple sclerosis. If these studies show that PROVIGIL is useful in treating patients with these disorders, we intend to perform the additional clinical studies that are necessary to apply for regulatory approval to market PROVIGIL for these indications. We also intend to conduct exploratory studies for PROVIGIL in a number of different disorders, such as depression and attention deficit and hyperactivity disorder. Our future success is highly dependent on the commercial success of PROVIGIL in the United States. The "Risk Factors" section on page 7 of this prospectus contains more information about our dependence on PROVIGIL.

     We have significant research programs that focus on discovering and developing treatments for neurological disorders such as Parkinson's disease, Alzheimer's disease and stroke, and cancers, including prostate and pancreatic cancers, among others.

     Neurodegenerative disorders are characterized by the death of neurons, the specialized conducting cells of the nervous system. Oncological disorders are characterized by the uncontrolled proliferation of cells that form tumors. We utilize our technical expertise in molecular biology, molecular pharmacology, biochemistry, cell biology, tumor biology and chemistry to develop products in both of these areas. Our primary research strategy has focused on understanding the signaling mechanisms within the cell that lead to cell survival and cell death. This understanding may allow medicinal chemical approaches toward creating novel, small, orally active, synthetic molecules, so called signal transduction modulators, which enhance the survival of neurons or which lead to the death of cancerous cells.

     We have formed alliances with TAP Holdings, Inc. for the development of signal transduction modulators to treat cancers, including prostate and pancreatic cancers, and H. Lundbeck A/S for the development of signal transduction modulators to treat neurodegenerative disorders, including Parkinson's and Alzheimer's disease. TAP is currently conducting Phase I clinical studies with two molecules, one of which is administered orally and one of which is administered intravenously. Cephalon and Lundbeck have recently initiated a Phase I clinical study with an orally administered molecule.

     In February 1997, Cephalon and Chiron Corporation submitted a new drug application to the FDA for approval to market MYOTROPHIN(R) for the treatment of amyotrophic lateral sclerosis, which is still pending. A similar application in Europe has been withdrawn. Cephalon cannot predict whether the FDA's conditions for approval can be met, and the prospects for regulatory approval of MYOTROPHIN remain highly uncertain.

     Cephalon, Inc., headquartered in West Chester, PA, currently markets pharmaceutical products in five countries, including PROVIGIL and GABITRIL in the United States.

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                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information presented in this prospectus before deciding to invest in the shares of common stock.

DURING THE NEXT SEVERAL YEARS WE WILL BE VERY DEPENDENT ON THE COMMERCIAL SUCCESS OF PROVIGIL, AND WE MAY BE UNABLE TO ATTAIN PROFITABILITY ON SALES OF PROVIGIL.

     In December 1998, the FDA approved PROVIGIL for use by those suffering from excessive daytime sleepiness associated with narcolepsy. At our present level of operations, we may not be able to attain profitability if physicians prescribe PROVIGIL only for those who are diagnosed narcoleptics. Under current FDA regulations, we are limited in our ability to promote PROVIGIL outside this approved use. The market for use of PROVIGIL in narcolepsy patients is relatively small; it is limited to approximately 125,000 persons in the United States, of which we estimate between 30,000 and 45,000 currently are seeking treatment from a physician. We have initiated clinical studies to examine whether or not PROVIGIL is effective and safe when used to treat disorders other than narcolepsy, but we do not know whether these studies will in fact demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory approval to market PROVIGIL for additional disorders. If the results of these studies are negative, or if adverse experiences are reported in these clinical studies or otherwise in connection with the use of PROVIGIL by patients, this could undermine physician and patient comfort with the product, could limit the commercial success of the product and could even impact the acceptance of PROVIGIL in the narcolepsy market. Even if the results of these studies are positive, the impact on sales of PROVIGIL may be negligible unless we are able to obtain FDA approval to expand the authorized use of PROVIGIL. FDA regulations restrict our ability to communicate the results of additional clinical studies to patients and physicians without first obtaining approval from the FDA to expand the authorized uses for this product. As a result, it may be several years before we have significant sales revenue from PROVIGIL beyond that attributable to prescriptions for diagnosed narcoleptics.

     In addition, the following factors could limit the rate and level of market acceptance of PROVIGIL:

     - the effectiveness of our sales and marketing efforts relative to those of our competitors;

     - the availability and level of reimbursement for PROVIGIL by third-party payors, including federal, state and foreign government agencies; and

     - the occurrence of any side effects, adverse reactions or misuse (or unfavorable publicity relating thereto) stemming from the use of PROVIGIL.

We have described these and other factors in more detail below.

 Our lack of experience selling pharmaceuticals, together with significant competition, may impact our ability to effectively market and sell PROVIGIL in the United States.

     In the United States and elsewhere, PROVIGIL faces significant competition in the marketplace since narcolepsy is currently treated with several drugs, all of which have been available for a number of years and many of which are available in inexpensive generic forms. Thus, we will need to demonstrate to physicians and third party payors that the cost of PROVIGIL is reasonable and appropriate in light of the safety and efficacy of the product, the price of competing products and the related health care benefits to the patient.

 As PROVIGIL is used commercially, unintended side effects, adverse reactions or incidents of misuse may appear that could result in additional regulatory controls and reduce sales of PROVIGIL.

     Until recently, the use of PROVIGIL has been limited to clinical trial patients under controlled conditions and under the care of expert physicians. We cannot predict whether the widespread commercial use of PROVIGIL will produce undesirable or unintended side effects that have not been evident in our clinical trials to date. As PROVIGIL becomes more widely utilized by significant numbers of patients who

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could take multiple medications, adverse drug interactions could occur that are difficult to predict. Additionally, incidents of product misuse may occur. These events, among others, could result in additional regulatory controls, including withdrawal of the product from the market.

 The efforts of government entities and third party payors to contain or reduce the costs of health care may adversely affect our sales and limit the commercial success of PROVIGIL.

     In certain foreign markets, pricing or profitability of pharmaceutical products is subject to governmental control. In the United States, there have been, and we expect there will continue to be, various federal and state proposals to implement similar government controls. The commercial success of PROVIGIL could be limited if federal or state governments adopt any such proposals. In addition, in both the United States and elsewhere, sales of pharmaceutical products depend in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors increasingly challenge the prices charged for products, and limit reimbursement levels offered to consumers for such products. If third party payors focus their cost control efforts on PROVIGIL, this could impair the commercial success of the product.

 We may not be able to maintain market exclusivity for PROVIGIL, and therefore potential competitors may develop competing products, which could result in a decrease in sales and market share, could cause us to reduce prices to compete successfully, and could prevent PROVIGIL from being a commercial success.

     We hold exclusive license rights to a composition-of-matter patent covering modafinil as the active drug substance in PROVIGIL; this patent was to have expired in 1998 in the United States, but we have applied for a patent extension that, if granted, would run through November 18, 2001. In addition, we own a United States patent covering the particle size of modafinil which issued in 1997. However, we may not succeed in obtaining any extension for the composition-of-matter patent, and we cannot guarantee that any of our patents will be found to be valid if their validity is challenged by a third party, or that these patents (or any other patent owned or licensed by us) would prevent a potential competitor from developing competing products or product formulations that avoid infringement.

     In the United States, the Orphan Drug Act provides incentives to drug manufacturers to develop and manufacture drugs for the treatment of rare disorders. The FDA has granted orphan drug status to PROVIGIL for its use in the treatment of excessive daytime sleepiness associated with narcolepsy. The grant of orphan drug status to PROVIGIL allows us a seven-year period of marketing exclusivity for the product in that indication. While the marketing exclusivity provided by the orphan drug law should prevent other sponsors from obtaining approval of the same compound for the same indication (unless the other sponsor can demonstrate clinical superiority or we are unable to provide or obtain adequate supplies of PROVIGIL), it would not prevent approval of the compound for other indications that otherwise are non-exclusive, nor approval of other kinds of compounds for the same indication.

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 Manufacturing, supply and distribution problems could create supply disruptions that would damage commercial prospects for PROVIGIL.

     We depend upon Laboratoire L. Lafon as our sole supplier of bulk modafinil compound, the active drug substance contained in PROVIGIL. Moreover, we depend upon a single manufacturer that is qualified to manufacture finished PROVIGIL for commercial purposes. We maintain an inventory of modafinil compound to protect against supply disruptions and are qualifying an additional manufacturer of finished product.

     Additionally, a non-active ingredient used in PROVIGIL is no longer manufactured or commercially available. At anticipated levels of demand, we have over a year's supply of this ingredient. We have prepared a new formulation of PROVIGIL that does not include the now unavailable ingredient, and could enable us to qualify additional tablet manufacturers with regulatory authorities. However, the introduction of any such new formulation requires that we show that the new formulation is bioequivalent to the current one, and also requires regulatory approval. If we are unable to obtain approval for a new formulation, or if demand for the product were to exceed expectations, we could face supply disruptions that would result in significant costs and delays, undermine goodwill established with physicians and patients, and damage commercial prospects for PROVIGIL.

     We must comply with all applicable regulatory requirements of the FDA and foreign authorities, including current Good Manufacturing Practice regulations, or cGMP. The facilities used to manufacture, store and distribute our products are subject to inspection by regulatory authorities at any time to determine compliance with regulations. The cGMP regulations are complex, and failure to be in compliance could lead to remedial action, civil and criminal penalties and delays in production of material.

     We rely on several third parties in the United States to formulate, tablet, package, distribute, provide customer service activities and accept and process returns. Although we employ a small number of persons to coordinate and manage the activities undertaken by these third parties, we have relatively limited experience in this regard. Any disruption in these activities could impede our ability to sell PROVIGIL and could reduce sales revenue.

OUR SALES OF PROVIGIL AND FINANCIAL RESULTS WILL FLUCTUATE AND THESE FLUCTUATIONS MAY ADVERSELY AFFECT OUR STOCK PRICE.

     A number of the analysts and investors who follow our stock have developed models to attempt to forecast future PROVIGIL sales and have established expectations based upon those models. Forecasting revenue is difficult, especially when there is little commercial history and when market acceptance of the product is uncertain. Forecasting is further complicated by the difficulties in estimating stocking levels at pharmaceutical wholesalers and at retail pharmacies and in estimating potential product returns. As a result it is likely that there will be significant fluctuations in quarterly revenues, which may not meet with market expectations and which may adversely affect our stock price. Other factors which may cause our quarterly financial results to fluctuate include the cost of PROVIGIL sales, achievement and timing of research and development milestones, contract and co-promotion revenues, cost and timing of clinical trials, marketing and other expenses and manufacturing or supply disruption.

WE ANTICIPATE WE WILL INCUR CONTINUED LOSSES.

     To date, we have not been profitable. At September 30, 1999, our accumulated deficit was approximately $320 million. Our losses have resulted principally from costs incurred in research and development, including clinical trials, and from selling, general and administrative costs associated with our operations. We expect to continue to incur significant losses until such time as product revenue from PROVIGIL or other products and product candidates exceed the expenses of operating our business.

     We cannot be sure that we will ever achieve product revenues from PROVIGIL or from any of our other product candidates sufficient for us to obtain profitability. We cannot be sure that we or our collaborators will obtain required regulatory approvals, or successfully develop, commercialize, manufacture and market any product candidates.

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THE RESULTS AND TIMING OF FUTURE CLINICAL TRIALS CANNOT BE PREDICTED AND FUTURE
SETBACKS MAY MATERIALLY AFFECT OUR BUSINESS.

     We or our collaborators must demonstrate through preclinical testing and clinical trials that the product candidate is safe and efficacious. The results from preclinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that we or our collaborators' clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for any product candidates.

     A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. Such events can hurt the statistical analysis of clinical trial results.

     The completion of clinical trials of our product candidates may be delayed by many factors. One such factor is the rate of enrollment of patients. Neither we nor our collaborators can control the rate at which patients present themselves for enrollment, and we cannot be sure that the rate of patient enrollment will be consistent with our expectations or be sufficient to enable clinical trials of our product candidates to be completed in a timely manner. Any significant delays in, or termination of, clinical trials of our product candidates may have a material adverse effect on our business.

     We cannot be sure that we or our collaborators will be permitted by regulatory authorities to undertake additional clinical trials for any of our product candidates, or that if such trials are conducted, any of our product candidates will prove to be safe and efficacious or will receive regulatory approvals. Any delays in or termination of our or our collaborator's clinical trial efforts may have a material adverse effect on our business.

OUR RESEARCH AND DEVELOPMENT ACTIVITIES MAY NOT RESULT IN ANY ADDITIONAL PHARMACEUTICAL PRODUCTS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     We are highly focused on the research and development of potential pharmaceutical products. These activities include engaging in discovery research and process development, conducting preclinical and clinical studies, and seeking regulatory approval in the United States and abroad. In all of these areas, we have relatively limited resources and compete against major multinational pharmaceutical companies. Moreover, even if we undertake these activities in an effective and efficient manner, regulatory approval for the sale of new pharmaceutical products remains highly uncertain since, in our industry, the majority of compounds fail to enter clinical studies and the majority of therapeutic candidates entering clinical studies fail to be commercialized.

OUR RESEARCH AND DEVELOPMENT AND MARKETING EFFORTS ARE HIGHLY DEPENDENT ON CORPORATE COLLABORATORS WHO MAY NOT DEVOTE SUFFICIENT TIME, RESOURCES AND ATTENTION TO OUR PROGRAMS, WHICH MAY ADVERSELY IMPACT OUR EFFORTS TO DEVELOP AND MARKET POTENTIAL PRODUCTS.

     Because we have limited resources, we have entered into a number of agreements with other pharmaceutical companies. These agreements may call for our partner to control:

     - the supply of bulk or formulated drugs for commercial use or for use in clinical trials;

     - the design and execution of clinical studies;

     - the process of obtaining regulatory approval to market the product; and

     - the marketing and selling of any approved product.

     In each of these areas, our partners may not support fully our research and commercial interests since our program may well compete for time, attention and resources with the internal programs of our corporate collaborators. As such, we cannot be sure that our corporate collaborators will share our perspectives on the relative importance of our program, that they will commit sufficient resources to our

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program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory and commercialization decisions. For example, we rely on several of these collaborators for the production of compounds and the manufacture and supply of pharmaceutical products. One of them, Kyowa Hakko, has informed us that they will not be able to meet our increased requirements of the compound used in our signal transduction modulator program beyond the year 2000. We have identified an alternate manufacturer and Kyowa Hakko is working with us to transfer technology to them. We cannot be certain that this new manufacturer will be able to manufacture such compounds or products in sufficient quantities, at reasonable prices, and in accordance with cGMP requirements established by the FDA and other regulatory authorities.

WE EXPERIENCE INTENSE COMPETITION IN OUR FIELDS OF INTEREST, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     Large and small companies, academic institutions, governmental agencies, and other public and private research organizations will continue to conduct research, seek patent protection, and establish collaborative arrangements for product development. Products developed by any of these entities may compete directly with those we develop or sell. Many of these companies and institutions have substantially greater capital resources, research and development staffs and facilities than us, and substantially greater experience in conducting clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. These entities represent significant competition for us. In addition, competitors who are developing products for the treatment of neurological or oncological disorders might succeed in developing technologies and products that are more effective than any that we develop or sell or that would render our technology and products obsolete or noncompetitive. Competition and innovation from these or other sources potentially could materially adversely affect any sales of products that might be developed or are currently being sold by us or make them obsolete. Advances in current treatment methods may also adversely affect the market for such products.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE PATENT PROTECTION EITHER IN THE UNITED STATES OR ABROAD, WHICH COULD IMPACT OUR ABILITY TO COMPETE EFFECTIVELY.

     We place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. We intend to file applications for patents covering the composition of matter or uses of our drug candidates or our proprietary processes. We also rely on trade secrets, know-how and continuing technological advancements to support our competitive position. Although we have entered into confidentiality and invention rights agreements with our employees, consultants, advisors and collaborators, we cannot be sure that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, we cannot be sure that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, many of our scientific and management personnel have been recruited from other biotechnology and pharmaceutical companies where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade secret violations and other claims.

     In addition, we could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those licensed to us by third parties, and in defending suits against us or our employees relating to ownership of or rights to intellectual property. Such disputes could substantially delay our drug development or commercialization. The U.S. Patent and Trademark Office or a private party could institute an interference proceeding involving us in connection with one or more of our patents or patent applications. Such proceedings could result in an adverse decision as to priority of invention, in which case we would not be entitled to a patent on the invention at issue in the interference proceeding. The PTO or a private party could also institute reexamination proceedings involving us in connection with one or more of our patents, and such proceedings could result in an adverse decision as to the validity or scope of the patents.

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WE ARE INVOLVED IN A NUMBER OF LEGAL PROCEEDINGS THAT, IF ADVERSELY ADJUDICATED
OR SETTLED, COULD MATERIALLY IMPACT OUR FINANCIAL CONDITION.

     Cephalon, a current director and officer, and a former officer, were named as defendants in a class action filed in the U.S. District Court for the Eastern District of Pennsylvania. Plaintiffs sought to hold defendants liable for stock trading losses stemming from allegations that statements made about the results of certain clinical studies of MYOTROPHIN were misleading. On July 30, 1999, the Court entered an order approving the settlement of this action and dismissing all claims against the defendants in consideration of payment by Cephalon to the plaintiffs of $17,000,000 inclusive of attorneys fees and expenses. This order became final on August 30, 1999. Of the settlement amount, $7,500,000 was paid by our directors' and officers' liability insurance carriers; the remaining $9,500,000 was paid by Cephalon.

     A further complaint has been filed with the Court alleging that Cephalon is liable under common law for misrepresentations concerning the results of the MYOTROPHIN clinical trials, and that Cephalon and certain of its current and former officers and directors are liable for the actions of persons who allegedly traded in Cephalon common stock on the basis of material inside information. We believe that we have valid defenses to all claims raised in this action and we have filed a motion to dismiss these claims which is pending with the Court. Moreover, even if there is a judgment against us, it will not have a material adverse effect on our financial condition or results of operations.

     Due to our involvement in co-promoting STADOL NS, a product of Bristol-Myers, we are co-defendant in a product liability action brought against Bristol-Myers. Although we cannot predict with certainty the outcome of this litigation, we believe that any expenses or damages that we may incur will be paid by Bristol-Myers under the indemnification provisions of our co-promotion agreement. As such, we do not believe that this action will have a material effect on our financial condition or results of operations.

     We received in November 1999, and are responding to, a federal grand jury subpoena in connection with an investigation under the supervision of the Office of Consumer Litigation of the U.S. Department of Justice. The grand jury also issued subpoenas to certain of our former and current employees. We believe that the investigation relates to the release during the period 1994-1996 of some lots of Myotrophin used in clinical trials and related reports filed with the U.S. Food and Drug Administration. We have not been identified by the Department of Justice as being a target of the investigation and we are cooperating with the inquiry. We cannot predict the outcome of the investigation.

WE FACE SIGNIFICANT PRODUCT LIABILITY RISKS, WHICH MAY HAVE A NEGATIVE EFFECT ON OUR FINANCIAL PERFORMANCE.

     The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims even if our drugs or a collaborator's drugs are not actually at fault for causing an injury. Furthermore, our products may cause, or may appear to have caused, adverse side effects or potentially dangerous drug interactions that we may not learn about or understand fully until the drug is actually manufactured and sold for some time. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance. We maintain product liability insurance at a relatively limited level, and as such, claims could exceed our coverage. Furthermore, we cannot be certain that we will always be able to purchase sufficient insurance at an affordable price. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

WE MAY NEVER OBTAIN APPROVAL TO MARKET MYOTROPHIN, IT MAY NOT BE COST-EFFECTIVE TO PURSUE MYOTROPHIN FOR OTHER INDICATIONS, AND THEREFORE WE MAY NEVER DERIVE REVENUE FROM MYOTROPHIN.

     Cephalon and Chiron have withdrawn the joint marketing authorization application for MYOTROPHIN in Europe for the treatment of ALS. We made this decision because of comments we received from the European reviewer of the application concerning the results of our two pivotal ALS studies. These comments led us to believe that the reviewer would not approve our application. The withdrawal of our marketing authorization application for MYOTROPHIN in Europe may negatively affect the FDA approval process for MYOTROPHIN in the United States.

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     In May 1998, the FDA issued a letter stating that the NDA application submitted jointly by Cephalon and Chiron to market MYOTROPHIN in the United States for the treatment of ALS was "potentially approvable," contingent, however, upon the submission of additional information from ongoing clinical studies that demonstrates to the satisfaction of the FDA that MYOTROPHIN is effective in the treatment of ALS. Cephalon and Chiron have had discussions with the FDA regarding safety and efficacy data and have submitted information from the ongoing Treatment Investigational New Drug program. The T-IND program is a compassionate use program that is neither placebo-controlled nor blinded, and therefore is not designed to produce evidence of efficacy. We are not planning to submit additional data to the FDA at this time. The study of MYOTROPHIN in ALS patients being conducted by Kyowa Hakko in Japan is not under our control. Kyowa Hakko currently expects to provide final data from that study in 2000, but it is unlikely to satisfy the FDA's request for additional information. The prospects for regulatory approval of MYOTROPHIN continue to be very uncertain in the United States. We will continue to evaluate the prospects of receiving regulatory approval and, based on communications with the FDA, may determine to withdraw the new drug application.

     If the information submitted to the FDA to date does not prove to be sufficient for approval, a new study would be necessary, which would be expensive and would take years to complete. We are not sure whether the potential profits from sales of MYOTROPHIN would make an additional study cost-effective to conduct. Even if an additional study were conducted, the results of a new study may not be sufficient to obtain regulatory approval. If MYOTROPHIN were not approved for ALS, we are not sure it would be cost-effective to pursue MYOTROPHIN for any other indication.

THE VALUE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY DUE TO THE VOLATILITY OF ITS MARKET PRICE AND TRADING VOLUME AND EXERCISE OF OUTSTANDING WARRANTS, WHICH MAY IMPACT YOUR DECISION TO BUY, SELL OR HOLD YOUR COMMON STOCK.

     The market price and trading volume of shares of our common stock are volatile, and we expect it to continue to be volatile for the foreseeable future. For example, during 1999, our common stock traded at a high price of $36.75 and a low price of $7.50. Negative announcements (such as adverse regulatory decisions, disputes concerning patent or other proprietary rights, or operating results that fall below the market's expectations) could trigger significant declines in the price of our common stock. In addition, news concerning certain external events, such as that concerning our competitors or changes in government regulations that may impact the biotechnology or pharmaceutical industries, also could affect the price of our common stock.

OUR DEPENDENCE ON KEY EXECUTIVES AND SCIENTISTS COULD IMPACT THE DEVELOPMENT AND MANAGEMENT OF OUR BUSINESS.

     The nature of our business is such that we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain qualified personnel necessary for the development and management of our business. Our research and development programs and our business might be harmed by the loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. We do not maintain "key man" life insurance on any of our employees.

WE MAY BE REQUIRED TO INCUR SIGNIFICANT COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS AND OUR COMPLIANCE MAY LIMIT ANY FUTURE PROFITABILITY.

     Our research and development activities involve the controlled use of hazardous, infectious and radioactive materials that could be hazardous to human health, safety or the environment. We store these materials and various wastes resulting from their use at our facility pending ultimate use and disposal. We are subject to a variety of federal, state and local laws and regulations governing the use, generation,

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manufacture, storage, handling and disposal of these materials and wastes resulting from their use, and we may be required to incur significant costs to comply with both existing and future environmental laws and regulations.

     We believe that although our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, the risk of accidental injury or contamination from these materials cannot be entirely eliminated. In the event of an accident, we could be held liable for any resulting damages.

ANTI-TAKEOVER PROVISIONS MAY DETER A THIRD PARTY FROM ACQUIRING CEPHALON, LIMITING OUR STOCKHOLDERS' ABILITY TO PROFIT FROM SUCH A TRANSACTION.

     Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, $0.01 par value, of which 1,000,000 have been reserved for issuance in connection with our stockholder rights plan, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. We presently have 2,500,000 shares of convertible exchangeable preferred stock issued and outstanding. While we have no present intention to issue additional shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

     In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of Cephalon. We also have adopted a "poison pill" rights plan that will dilute the stock ownership of an acquiror of our stock upon the occurrence of certain events. Section 203, the rights plan, and the provisions of our certificate of incorporation, our bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

YOU SHOULD NOT EXPECT TO RECEIVE DIVIDENDS ON OUR COMMON STOCK.

     We have not paid cash dividends on our common stock and we do not expect to do so in the foreseeable future.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the resale of the common stock covered by this prospectus.

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

                              SELLING STOCKHOLDER

     We entered into a joint research, development and license agreement with Lundbeck relating to certain fused pyrrolocarbazole compounds believed to have potential efficacy in treating diseases of the nervous system. On May 28, 1999, in connection with this arrangement, Lundbeck purchased 1,000,000 shares of our common stock in a private placement transaction and pursuant to the terms of a common stock purchase agreement.

     In recognition of the fact that Lundbeck may wish to be legally permitted to sell its shares when it deems appropriate, we have filed a registration statement with the SEC with respect to the resale of the shares by Lundbeck from time to time on the Nasdaq National Market or in privately negotiated transactions. Under the terms of the common stock purchase agreement with Lundbeck, we are obligated to maintain an effective registration statement until the earlier of (a) May 28, 2001 or (b) the time at which Lunbeck no longer owns any of the common stock registered under this prospectus.

     Lundbeck owns 1,000,000 shares of our common stock, all of which are being offered for registration at this time. Accordingly, Lundbeck will not own any of our shares following completion of this offering. The shares are being registered to permit public secondary trading of the shares, and Lundbeck may offer the shares for resale from time to time. See "Plan of Distribution for the Resale of the Shares."

               PLAN OF DISTRIBUTION FOR THE RESALE OF THE SHARES

     Lundbeck may from time to time, in one or more transactions, sell all or a portion of the shares on the Nasdaq National Market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by Lundbeck, and, at the time of such determination, may be higher or lower than the market price of our common stock on the Nasdaq National Market. The shares may be sold directly or through broker-dealers acting as principal or agent. The methods by which the shares may be sold include:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - privately negotiated transactions.

In effecting sales, brokers or dealers engaged by Lundbeck may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from Lundbeck in amounts to be negotiated immediately prior to the sale. Lundbeck and any underwriters, dealers or agents participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by Lundbeck and any commissions received by any broker-dealers may be deemed to be underwriting commissions under the Securities Act. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

     Additionally, in connection with the sale of the shares, Lundbeck may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Lundbeck. Lundbeck may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. Lundbeck may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

     When Lundbeck elects to make a particular offer of shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from Lundbeck and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     We also have agreed to indemnify Lundbeck in certain circumstances, against certain liabilities arising under the Securities Act. Lundbeck has agreed to indemnify us against certain liabilities, including liabilities arising under the Securities Act with respect to written information furnished to us by Lundbeck.

     We have agreed to pay all costs and expenses relating to the registration of the shares (other than fees and expenses, if any, of counsel or other advisors to Lundbeck). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by Lundbeck.

                             ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     We have filed a Registration Statement on Form S-3, of which this prospectus forms a part, to register the resale of the common stock with the SEC. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

     The documents that we are incorporating by reference are:

     - Our Annual Report on Form 10-K for the year ended December 31, 1998, as amended;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     - Our Current Reports on Form 8-K filed with the SEC on March 1, 1999, June 14, 1999, July 19, 1999, August 3, 1999, August 18, 1999, September 28,
       1999, December 14, 1999 and January 5, 2000;

     - The description of our common stock that is contained in our Form 8-A Registration Statement filed with the SEC on March 15, 1991, including any amendments or reports filed for the purpose of updating such description; and

     - The description of our stockholder rights plan that is contained in our Form 8-A Registration Statement filed with the SEC on January 20, 1999, including any amendments or reports filed for the purpose of updating such description.

     Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

     If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to John E. Osborn, Senior Vice President and General Counsel, Cephalon, Inc., 145 Brandywine Parkway, West Chester, PA 19380, (610) 344-0200.

                           FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to present or anticipated scientific progress, development of potential pharmaceutical products, future revenues, capital expenditures, research and development expenditures, future financing and collaborations, personnel, manufacturing requirements and capabilities, and other statements regarding matters that are not historical facts or statements of current condition.

     Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our 10-Q, 8-K and 10-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties relevant to our business under "Risk Factors" on page 2 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                 LEGAL OPINION

     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the shares.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

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

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                                 CEPHALON, INC.

                        1,000,000 SHARES OF COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                January 24, 2000

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